NEWS RELEASE
FOR IMMEDIATE RELEASE

                                                        DRAFT 5/11/2004 10:01 AM

               VITAL SIGNS, INC. ANNOUNCES SALES AND EARNINGS FOR
               SECOND QUARTER AND SIX MONTHS ENDED MARCH 31, 2004

         TOTOWA, N.J., May 11, 2004 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the quarter and six months ended March 31, 2004.

         Net revenues for the second quarter of fiscal 2004 increased 10.9% (7.7% excluding the favorable effect of foreign exchange) to $46,637,000 as compared to $42,064,000 in the comparable period last year. In the second quarter of fiscal 2003 a $3.3 million rebate adjustment was recorded which reduced net revenues to $42,064,000

         In an unrelated matter, the Company announced that Fred Schiff has resigned his position as Chief Financial Officer effective as of May 10, 2004. Terry Wall, Chief Executive Officer, commented, "Vital Signs is grateful to Fred for the effort and hard work he has put into the Company over the past
18 months. We will miss him and wish him well in the future." Mr. Schiff commented: "I have nothing but admiration for Vital Signs. I will be pursuing other opportunities and did not resign because of any concerns with or lack of faith in the Company."

         Following are the net revenues by business segment for the second quarter of fiscal 2003 compared to the second quarter of fiscal 2002 (in thousands of dollars):

                                                                       NET REVENUES BY BUSINESS SEGMENT
                                                          ------------------------------------------------------------
                                                                          FOR THE THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                          ------------------------------------------------------------
                                                                  2004                 2003          PERCENT CHANGE
                                                          ------------------------------------------------------------
Anesthesia                                                            $ 19,654            $ 17,599              11.7%
Respiratory/Critical Care                                               10,969              11,029             (0.5)%
Sleep                                                                   12,221              12,136               0.7%
Pharmaceutical Technology Services                                       3,793               4,600            (17.5%)
Rebate adjustment                                                           --              (3,300)                --
                                                          ------------------------------------------------------------
Net Revenues                                                          $ 46,637            $ 42,064              10.9%
                                                          ============================================================

         Anesthesia net revenues increased 11.7% to $19,654,000, as domestic sales increased 11.2% and international sales increased 16.5%. The increase is due, in part, to an 85.2% increase in sales of Limb-O'TM', a patented anesthesia circuit, to $1,921,000, and a 16.9% increase in sales in anesthesia circuits to $6,167,000. Respiratory/Critical Care net revenues of $10,969,000 decreased 0.5%; an 8.4% decline in domestic sales offset a 22.0% increase in international sales. Net revenues in the Sleep business segment increased 0.7% (a decrease of 8.5% excluding foreign exchange) to $12,221,000. In this segment, net revenues for Breas, our European manufacturer of personal ventilators and CPAP devices, increased 3.2% (a decline of 10.9% excluding foreign exchange) to $7,960,000. The decline prior to the impact of foreign exchange was due to a decline in our ventilator business. Also in this segment, net revenues of $4,261,000 in Sleep Services of America (SSA), our domestic sleep clinic business, decreased 3.7% as the


                                                              [VITAL SIGNS LOGO]




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business continues to close sleep labs that are not returning an appropriate margin. Pre-tax margins in our SSA business improved to 14.7% in the second quarter of fiscal 2004, as compared to 9.0% in the comparable period last year. Net revenues in the Pharmaceutical Technology Services segment decreased 17.5% to $3,793,000, as our larger customers reduce external resource usage for certain regulatory compliance needs.

         Terry Wall, President and CEO of Vital Signs, commented, "Our anesthesia business continues to perform very well, increasing by 11.7% in this quarter over last year. We continue to be encouraged by the number of new Premier letters of commitment received for our anesthesia and resuscitation products. Our domestic respiratory/critical care business performed better in this quarter than our first quarter. International sales in our anesthesia and respiratory/critical care business increased 20% over the comparable period last year. We continue to focus on our new product development in our Sleep business and therefore increased our research and development spending. Our cash flow continues to be strong as we concluded the quarter with $67 million of cash, and after buying back $3.3 million of Vital Signs common stock. We project fully diluted earnings per share from continuing operations for fiscal 2004 to be between $1.74 and $1.77 per share."

         As noted above, during the second quarter of fiscal 2003, the Company reviewed and adjusted its estimate for rebates due to distributors, which applies to our domestic anesthesia and respiratory/critical care business segments. See notes to the financial table for additional information.

         Income from continuing operations was $5,414,000 for the second quarter of fiscal 2004, compared to $1,333,000 for the second quarter of fiscal 2003. Fully diluted earnings per share from continuing operations was $.42 per share for the second quarter of fiscal 2004, compared to $.10 per share for the second quarter of fiscal 2003. In the second quarter of fiscal 2003, in addition to the rebate adjustment, income from continuing operations included adjustments relating to: (a) an audit by the Internal Revenue Service, (b) a write-off of a China receivable, and (c) a write-off of expenses relating to a discontinued public offering. See the Notes to the financial tables for additional disclosures relating to these adjustments.

         During the second quarter of fiscal 2004, our Breas subsidiary expensed to cost of goods sold, $175,000 of discontinued product inventory, $94,000 for a field upgrade, and $94,000 to increase the reserve for service stock inventory.

         For the second quarter of fiscal 2004, the Company reported net income of $5,397,000, or $.42 per share on a fully diluted basis, as compared to a net loss of $1,222,000, or ($.09) per share on a fully diluted basis for the second quarter of fiscal 2003.


                                                              [VITAL SIGNS LOGO]




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         Net revenues for the six month period ended March 31, 2004 increased by
4.2% (1.2% excluding foreign exchange) to $90.5 million, as compared to $86.8 million in the comparable period last year.


Following are the net revenues by business segment for the six month periods ended March 31, 2004 and 2003 (in thousands of dollars):

                                                                       NET REVENUES BY BUSINESS SEGMENT
                                                          ------------------------------------------------------------
                                                                           FOR THE SIX MONTHS ENDED
                                                                                   MARCH 31,
                                                          ------------------------------------------------------------
                                                                  2004                 2003          PERCENT CHANGE
                                                          ------------------------------------------------------------
Anesthesia                                                            $ 38,152            $ 34,613              10.2%
Respiratory/Critical Care                                               21,634              22,222              (2.6)%
Sleep                                                                   23,177              23,420              (1.0)%
Pharmaceutical Technology Services                                       7,522               9,866             (23.8)%
Rebate adjustment                                                           --              (3,300)               --
                                                          ------------------------------------------------------------
Net Revenues                                                          $ 90,485            $ 86,821               4.2%
                                                          ============================================================

         Income from continuing operations was $10,638,000 for the first six months of fiscal 2004 compared to $7,895,000 for the comparable fiscal 2003 period. Fully diluted earnings per share from continuing operations was $.82 for the first six months of fiscal 2003 compared to $.61 for the comparable period last year.

         As noted above, in addition to the rebate adjustment during the first six months of fiscal 2003, income from continuing operations included adjustments relating to: (a) an audit by the Internal Revenue Service, (b) a write-off of a China receivable, and (c) a write-off of expenses relating to a discontinued public offering. See notes to the financial tables for additional disclosures relating to these adjustments.

         For the six months ended March 31, 2004 the Company reported a net loss from discontinued operations of $171,000, as compared to a net loss from discontinued operations of $2,912,000 (which includes the $3,300,000 write-off discussed above) in the comparable period in fiscal 2003.

         As a result, for the six months ended March 31, 2004, the Company reported net income of $10,467,000, or $.80 per share on a fully diluted basis, as compared to $4,983,000, or $.38 per share on a fully diluted basis, for the first six months of fiscal 2003.

         On May 4, 2004 the Board approved a quarterly dividend of $0.06 per share payable on May 31, 2004 to shareholders of record on May 24, 2004.


                                                              [VITAL SIGNS LOGO]




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         All statements in this press release (including without limitation our guidance with respect to anticipated full-year 2004 results), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2003.

         Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. The Company was recently recognized in the October 27, 2003 issue of Forbes Magazine as one of "The 200 Best Small Companies". Vital Signs is ISO 9001 certified and has CE Mark approval for its products.


FOR FURTHER INFORMATION, CONTACT:  Terry D. Wall, President
                                                or
                                   Frederick S. Schiff, Chief Financial Officer
                                   (973) 790-1330
                                   http://www.vital-signs.com


                                                              [VITAL SIGNS LOGO]




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                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS
                             STATEMENT OF OPERATIONS

                    (In Thousands, Except Per Share Amounts)
                    ----------------------------------------
                                   (Unaudited)

                                                             THREE MONTHS ENDED                        SIX MONTHS ENDED
                                                                 MARCH 31,                                MARCH 31,
                                                    -------------------------------------    -------------------------------------
                                                         2004                 2003                2004                 2003
                                                    ----------------    -----------------    ----------------    -----------------
Gross revenues                                          $  59,219          $  55,919             $ 115,256          $ 111,747
    Rebates                                                11,669             12,484                22,754             22,525
    Other deductions                                          913              1,371                 2,017              2,401
                                                        ---------          ---------             ---------          ---------

Net revenues                                               46,637             42,064                90,485             86,821
Cost of goods sold and services provided                   23,399             22,350                45,233             43,892
                                                        ---------          ---------             ---------          ---------
Gross Profit                                               23,238             19,714                45,252             42,929

Expenses:
    Selling, general and administrative                    12,724             12,544                25,070             24,635
    Research and development                                2,033              1,418                 3,539              2,921
    Interest and other (income)/expense, net
                                                              (50)             1,284                  (139)             1,024
    Write-off of China receivable                            --                  553                  --                  553
                                                        ---------          ---------             ---------          ---------
Income from continuing operations
    before income taxes and minority interest               8,531              3,915                16,782             13,796
Provision for income taxes                                  3,001              2,508                 5,890              5,772
                                                        ---------          ---------             ---------          ---------
Income from continuing operations before minority
    interest                                                5,530              1,407                10,892              8,024
Minority interest                                             116                 74                   254                129
                                                        ---------          ---------             ---------          ---------
Income from continuing operations                           5,414              1,333                10,638              7,895
Discontinued operations, net                                  (17)            (2,555)                 (171)            (2,912)
                                                        ---------          ---------             ---------          ---------
Net income (loss)                                       $   5,397          $  (1,222)            $  10,467          $   4,983
                                                        =========          =========             =========          =========


Earnings (loss) per common share:
Basic:
      Income per share from continuing operations       $    0.42          $    0.10             $    0.83          $    0.61
      Discontinued operations                           $    0.00          $   (0.19)            $   (0.02)         $   (0.22)
                                                        ---------          ---------             ---------          ---------
      Net earnings (loss)                               $    0.42          $   (0.09)            $    0.81          $    0.39
                                                        =========          =========             =========          =========

Diluted:
      Income per share from continuing operations       $    0.42          $    0.10             $    0.82          $    0.61
      Discontinued operations                           $    0.00          $   (0.19)            $   (0.02)         $   (0.23)
                                                        ---------          ---------             ---------          ---------
      Net earnings (loss)                               $    0.42          $   (0.09)            $    0.80          $    0.38
                                                        =========          =========             =========          =========

Basic weighted average number of shares                    12,837             12,945                12,873             12,901
Diluted weighted average number of shares                  12,982             13,024                13,013             12,988




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NOTES:
1. During the second quarter of fiscal 2004, our Breas subsidiary expensed $175,000 of discontinued product inventory, $94,000 of estimated costs for a field upgrade, and $94,000 to increase the reserve for service stock inventory.
2. During the first quarter of fiscal 2004, included in selling, general and administrative expenses are $235,000 of expenses related to the special review performed by our Audit Committee, and $139,000 of unamortized cost related to the prepayment of the Company's Industrial Revenue Bond of $1,500,000.
3. During the second quarter of fiscal 2003, the Company reviewed and adjusted its estimate for rebates due to distributors BY $3,300,000.
4. In fiscal 2003, the Internal Revenue Service (IRS) performed, in their normal course, a routine examination of the Company's 1997, 1998 and 1999 Federal tax returns. As a result of views expressed by the IRS, the Company increased its tax provision in the second quarter of fiscal 2003 by $1,081,000, and increased interest expense by $650,000 ($429,000 after tax) for the related interest due.
5. During the second quarter of fiscal 2003, the Company concluded that it would be unable to collect its remaining receivable under normal terms from its China distributor, and provided a reserve against the receivable balance of $553,000.

6. In the second quarter of fiscal 2003, income from continuing operations gave effect to $322,000 of pretax expenses relating to costs for a public offering that was discontinued due to market conditions.
7. During the second quarter of fiscal 2003, the Company received several non-binding bids for its Vital Pharma business. Based on the non-binding bids received, the Company lowered the book amount of its investment in Vital Pharma, which is included in discontinued operations, and expensed $3,300,000 in the second quarter of fiscal 2003. The Company expensed an additional $2,033,000 in the third quarter of fiscal 2003. In October 2003, the Company sold Vital Pharma to ProClinical, Inc. for $500,000 in cash and a three-year note receivable from ProClinical for $2,000,000. No gain or loss was recorded on the transaction.






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                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS

                            BALANCE SHEET HIGHLIGHTS:
                            -------------------------

                                        (In Thousands, Except Per Share Amounts)
                                       -----------------------------------------
                                                      (Unaudited)
                                                       March 31,
                                       -----------------------------------------
                                              2004             2003
                                       -----------------------------------------
Cash                                        $ 66,990         $ 44,771
Accounts Receivable                           28,020           31,271
Inventory                                     19,077           21,991
                                            --------         --------
Current Assets                               119,461          108,318
                                            --------         --------
 Total Assets                               $225,002         $214,602
                                            --------         --------

Current Liabilities                         $ 13,696         $ 16,128
                                            --------         --------
Total Liabilities                             16,850           17,448
                                            --------         --------
Shareholders equity                         $208,152         $194,373
                                            ========         ========